Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 11, 2009, with respect to the consolidated financial statements of Ore Pharmaceuticals Inc. included in the Registration Statement on Form S-4 and related Prospectus of Ore Pharmaceutical Holdings Inc. for the registration of 5,473,519 shares of its common stock.

/s/ Ernst & Young LLP

Baltimore, Maryland
September 2, 2009